UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.     )

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DWS RREEF REAL ESTATE FUND II, INC.

(Name of Registrant as Specified In Its Charter)

 ______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release

FOR IMMEDIATE RELEASE

For additional information:

Deutsche Bank Press Office (212) 454-2085, Media

Shareholder Account Information (800) 294-4366

DWS Closed-end Funds (800) 349-4281

DWS RREEF REAL ESTATE FUND II, INC.

ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

Election of Directors and Adjournment of Liquidation Proposal

New York, NY, December 7, 2009 - The Board of Directors of DWS RREEF Real Estate Fund II, Inc. (AMEX: SRO) (the “Fund”) announced today that the Fund’s Annual Meeting was held on December 7, 2009. A quorum was present and the following Class III Directors nominated by the Board were re-elected to continue serving as Class III Directors of the Fund: Rebecca W. Rimel, William McClayton, and William M. Searcy, Jr. While Kenneth C. Froewiss did not receive the required vote of a majority of the Fund’s outstanding preferred shares in support of his re-election, Mr. Froewiss will remain in office as a Class III Director until his successor is duly elected and qualifies or he otherwise leaves office.

Voting on the proposal to liquidate and dissolve the Fund has been adjourned to January 29, 2010 at 11:00 a.m., Eastern time at the New York Marriot East Side, 525 Lexington Avenue, New York, New York 10017, in order to enable the further solicitation of proxies with respect to this proposal.

For more information on the Fund, please contact a representative at (800) 349-4281 or visit us on the web at www.dws-investments.com.

IMPORTANT INFORMATION

Investment in the fund involves risk. The fund involves additional risks due to its narrow focus. There are special risks associated with investment in real estate, including credit risk, interest rate fluctuations and the impact of varied economic conditions.

Shares of common stock of closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and, once issued, shares of common stock of closed-end funds are traded in the open market generally through a stock exchange. Common shares of closed-end funds frequently trade at a discount to net asset value. The price of common shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its common shares will trade at, below, or above net asset value.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent management's current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the ability of the Fund to obtain required shareholder approvals; (ii) the need to obtain any necessary regulatory approvals; (iii) the effects of changes in market and economic conditions; (iv) other legal and regulatory developments; and (v) other additional risks and uncertainties.

NOT FDIC/ NCUA INSURED • MAY LOSE VALUE • NO BANK GUARANTEE

NOT A DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company.

(R-5141-2 12/09)